    AS FURNISHED TO THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 2000

                                PROXY STATEMENT
                             FILED ON SCHEDULE 14A

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))


                        ENSTAR INCOME PROGRAM II-1, L.P.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                        ENSTAR INCOME PROGRAM II-1, L.P.
                     C/O ENSTAR COMMUNICATIONS CORPORATION
                       12444 POWERSCOURT DRIVE, SUITE 100
                           ST. LOUIS, MISSOURI 63131



                                                                   July 10, 2000


Dear Unitholders:

     As a unitholder of Enstar Income Program II-1, L.P. (the "Partnership"), you have received a consent solicitation from Millenium Management, LLC, a purported affiliate of one of the limited partners, seeking your approval to terminate and dissolve the Partnership and appoint Millenium as liquidating trustee to oversee the sale of the Partnership's assets and wind up the Partnership's business.


     ENSTAR COMMUNICATIONS CORPORATION, THE CORPORATE GENERAL PARTNER OF THE PARTNERSHIP ("ENSTAR COMMUNICATIONS"), STRONGLY RECOMMENDS THAT YOU DO NOT RESPOND TO MILLENIUM'S SOLICITATION, OR, IF YOU PREFER, THAT YOU VOTE "NO" ON MILLENIUM'S PROPOSAL. ENSTAR COMMUNICATIONS IS RECOMMENDING THESE ALTERNATIVE RESPONSES FOR THE FOLLOWING REASONS AND FOR THE REASONS DETAILED IN THE ATTACHED STATEMENT OF OPPOSITION TO THE CONSENT SOLICITATION:



     - Millenium has disclosed to unitholders that it does not have significant experience or history in the cable television industry. We believe Millenium's lack of experience in the cable television industry generally, and its lack of knowledge about this Partnership's cable assets specifically, would serve as a significant obstacle to obtaining an optimum price for the sale of the Partnership's cable systems. In contrast, Enstar Communications, the corporate general partner, is a subsidiary of Charter Communications Holding Company, LLC, the nation's fourth largest cable television operator, and has substantial history and experience in the cable television industry, including buying and selling cable television systems.



     - Millenium has not set forth any proposed plan as to how and when it would liquidate the Partnership if it was successful in its consent solicitation. The corporate general partner, on the other hand, is already actively engaged in the sale process. Enstar Communications has retained an established cable industry broker and is presently reviewing a second round of bids from interested potential buyers of the Partnership's cable systems. Enstar Communications' liquidation plan includes selling the Partnership's assets along with those of affiliated Enstar partnerships in an effort to negotiate a favorable sale price for the partnerships and to keep the transaction costs to a minimum.



     - Millenium has stated its intention to seek reimbursement of the legal fees and other costs relating to its solicitation, if it is successful in becoming liquidating trustee. Typically, liquidating agents charge a fee for their services. We believe Millenium will likely seek from the Partnership such a liquidating agent fee given that Millenium has not stated otherwise in its proxy statement. The fee sought could be substantial. Meanwhile, Enstar Communications is not charging additional fees to the Partnership for its time and efforts to sell the assets of the Enstar partnerships.



     Should you have any questions, please do not hesitate to contact Enstar Communications at (314) 543-2389 and ask for the Manager of Partnership Relations, Ms. Carol Wolf, or myself.



                                          Sincerely,

                                          /s/ Ralph G. Kelly

                                          Ralph G. Kelly
                                          Senior Vice President and Treasurer
                                          Enstar Communications Corporation
                                          General Partner

                        ENSTAR INCOME PROGRAM II-1, L.P.
                     C/O ENSTAR COMMUNICATIONS CORPORATION
                       12444 POWERSCOURT DRIVE, SUITE 100
                           ST. LOUIS, MISSOURI 63131


                  NOTICE OF OPPOSITION TO CONSENT SOLICITATION


                                                                   July 10, 2000


To the Unitholders of Enstar Income Program II-1, L.P.:

     NOTICE IS HEREBY GIVEN to the holders of limited partnership units of Enstar Income Program II-1, L.P., a Georgia limited partnership ("Enstar II-1" or the "Partnership"), that Enstar Communications Corporation, a Georgia corporation and the corporate general partner of Enstar II-1 ("Enstar Communications"), is asking unitholders to either WITHHOLD THEIR VOTES or VOTE "NO" on the consent solicitation received from Millenium Management, LLC, seeking approval to dissolve the Partnership and appoint Millenium as liquidating trustee to sell the Partnership's assets and wind up its business.

     The reasons for the Partnership's recommendation against Millenium's proposal are more fully described in the attached statement of opposition to the consent solicitation. Enstar II-1 is recommending to unitholders a course of action with respect to the solicitation by Millenium. The Partnership is not itself soliciting written consents at this time, no proxy card is enclosed and no meeting of unitholders will be held.


     If you have any questions, please call Enstar Communications at (314) 543-2389 and ask for the Manager of Partnership Relations, Ms. Carol Wolf.


                                          ENSTAR COMMUNICATIONS CORPORATION
                                          General Partner


THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS


Background of the Partnership and Reasons for the
  Recommendation............................................    2
Related Party Transactions..................................    4
No Appraisal Rights.........................................    4
Voting Securities and Principal Holders Thereof.............    5
Identity and Background of Certain Persons..................    5
  Charter Communications Holding Company, LLC...............    5
  Enstar Communications Corporation.........................    5
Voting Procedures...........................................    7
Available Information.......................................    8


                       WHO CAN HELP ANSWER YOUR QUESTIONS

     If you have questions regarding this statement of opposition to Millenium's consent solicitation, you may contact:


                       Enstar Communications Corporation
                       12444 Powerscourt Drive, Suite 100
                           St. Louis, Missouri 63131
                              Tel: (314) 543-2389
          Attention: Ms. Carol Wolf, Manager of Partnership Relations

                        ENSTAR INCOME PROGRAM II-1, L.P.
                     C/O ENSTAR COMMUNICATIONS CORPORATION
                       12444 POWERSCOURT DRIVE, SUITE 100
                           ST. LOUIS, MISSOURI 63131



                                                                   July 10, 2000


                STATEMENT OF OPPOSITION TO CONSENT SOLICITATION


     Enstar Communications Corporation, a Georgia corporation ("Enstar Communications"), is the corporate general partner of Enstar Income Program II-1, L.P. ("Enstar II-1" or the "Partnership"), a Georgia limited partnership. Enstar Communications is furnishing this statement of opposition, on behalf of the Partnership, to the holders of limited partnership units of Enstar II-1 for the purpose of asking unitholders to either WITHHOLD THEIR VOTES or VOTE TO DISAPPROVE the proposal by Millenium Management LLC to dissolve the Partnership and appoint Millenium as liquidating trustee to sell the Partnership's assets and wind up its business.


     Enstar II-1 is recommending to unitholders a course of action with respect to the consent solicitation by Millenium. The Partnership is not itself soliciting written consents at this time, no proxy card is enclosed and no meeting of unitholders will be held.


     This statement of opposition to consent solicitation is first being mailed to unitholders on or about July 10, 2000.



                  THE DATE OF THIS STATEMENT IS JULY 10, 2000.

        BACKGROUND OF THE PARTNERSHIP AND REASONS FOR THE RECOMMENDATION

PARTNERSHIP BACKGROUND


     Enstar II-1 was formed in July 1984 to acquire, construct, improve, develop and operate cable television systems in small and medium sized communities. Enstar Communications Corporation is Enstar II-1's corporate general partner ("Enstar Communications" or the "General Partner").



     Enstar II-1 began its cable television operations in 1984. Enstar II-1 currently owns and operates two cable television systems that provide service to customers in rural Illinois. As of December 31, 1999, Enstar II-1 served approximately 7,100 basic subscribers in Illinois.



THE SALE PROCESS


     On November 12, 1999, Charter Communications Holding Company, LLC ("Charter"), acquired the ownership of Enstar Communications. Charter is the nation's fourth largest cable operator, serving approximately 6.2 million customers. Enstar Communications has been working actively to sell the Partnership's cable systems. Prior to the Charter acquisition, Enstar Communications had already retained a respected cable industry broker to market the Partnership's cable systems, as well as those of 13 other affiliated Enstar partnerships. Over a period of several months, the broker distributed solicitation materials to those entities it believed would be potential bidders and solicited offers to purchase the partnerships' cable television systems.



     As a result of the broker's efforts, in May, 2000, Enstar Communications entered into two letters of intent with two unaffiliated proposed buyers covering the sale of substantially all of the assets of the 14 affiliated Enstar partnerships. One letter of intent covered the sale of all or a portion of the cable systems of six affiliated Enstar limited partnerships to one of the buyers. On June 21, 2000, those parties entered into a definitive purchase agreement for the sale of those cable systems, subject to certain standard closing conditions.



     The second letter of intent covered the sale of all or a portion of the cable systems of nine affiliated Enstar partnerships, including Enstar II-1, to the second proposed buyer. In early June 2000, the General Partner suspended negotiations on the definitive purchase agreement relating to the second letter of intent and re-opened the bidding process for those cable systems. New bids were received on June 26, 2000, and the General Partner is currently evaluating those bids. The original letter of intent has expired. After completing its review of the new bids on the cable systems of Enstar II-1 and the other Enstar partnerships, the General Partner intends to enter into negotiations for a definitive sale agreement.



     Once a definitive agreement is signed, the limited partners will receive in the mail a proxy statement soliciting their consents to the terms of the sale and subsequent liquidation of the Partnership. Upon consummation of a sale, Enstar Communications will cause the Partnership to pay its obligations and will then dissolve, terminate and liquidate the Partnership through one or more liquidating distributions to the partners in accordance with the partnership agreement. Despite the General Partner's efforts, we cannot give assurance that the Partnership will enter into a definitive sale agreement in a timely manner, or at all.


SUMMARY OF REASONS FOR RECOMMENDATION


     Enstar Communications, the General Partner, recommends that you either do not respond to Millenium's solicitation or that you vote "NO" to Millenium's proposal to appoint itself as liquidating trustee to oversee the sale of the Partnership's assets for the following reasons:



     - Millenium has disclosed to unitholders that it does not have significant experience or history in the cable television industry. We believe Millenium's lack of experience in the cable television industry generally, and its lack of knowledge about this Partnership's cable assets specifically, would serve as a significant obstacle to obtaining an optimum price for the sale of the Partnership's cable systems. In contrast, Enstar Communications, the corporate general partner, is a subsidiary of Charter Communications Holding Company, LLC, the nation's fourth largest cable television operator, and has substantial history and experience in the cable television industry, including buying and selling cable television systems.


     - The sale of a cable system is a lengthy process involving more than merely signing documents and transferring properties. It includes regulatory filings, public hearings and interaction with the various cable franchising authorities, often within specific time frames. As such, in order to be carried out in a timely manner, the process requires the devotion of a dedicated management team experienced in transferring cable systems. The General Partner has ready access to personnel experienced in government relations, cable engineering and regulatory matters specific to this industry and considerable experience in consummating sales of cable systems. Given Millenium's stated lack of experience in the cable television industry and the background of its management as provided in its proxy statement, we believe that Millenium lacks the knowledge of the regulatory process, as well as the resources, for obtaining the necessary government approvals for a sale of the cable systems in a timely manner. Without this know-how, the General Partner believes that the insertion of Millenium into the sale process as liquidating trustee could cause substantial delays in consummating a sale of the Partnership's cable systems.



     - Millenium has not set forth any proposed plan as to how and when it would liquidate the Partnership if it was successful in its consent solicitation. The corporate general partner, on the other hand, is already actively engaged in the sale process. Enstar Communications has retained an established cable industry broker and is presently reviewing a second round of bids that were received on June 26, 2000 from interested potential buyers of the Partnership's cable systems. Enstar Communications' liquidation plan includes selling the Partnership's assets along with those of affiliated Enstar partnerships in an effort to negotiate a favorable purchase price for the partnerships and to keep the transaction costs to a minimum.





     - The General Partner is highly motivated to sell the Partnership's cable television systems and to do so on the best terms it can negotiate consistent with its fiduciary obligations to the Partnership. Millenium claims in its consent solicitation that the General Partner and Charter are reluctant to sell the cable television systems because they receive management fees. This claim is false.



     First, Charter receives these management fees because it succeeded to the position of providing management services to the Partnership as a result of the November 1999 acquisition. Charter does not rely on these fees from the Partnership as a significant revenue source. Charter's reported consolidated revenues for 1999 exceeded $1.4 billion. The Partnership was charged management fees of approximately $160,000 in 1999. These fees, along with the management fees of all of the other 13 Enstar Partnerships, if they were all paid to Charter in 1999, would have amounted to significantly less than 1% of Charter's consolidated revenues in 1999. Despite Millenium's unfounded claims, the limited partners can be assured that the payment of these fees do not present any conflict of interest and the loss of these fees has no bearing on Charter's commitment to sell the Partnership's cable systems.



     In addition, under the limited partnership agreement of the Partnership, the General Partner (as partner, and not as a fee) is entitled to receive allocations upon the sale of the assets of the Partnership. Therefore, the General Partner, has a direct and substantial incentive to seek a sale at the best price possible for the Partnership's assets.



     - Millenium has stated its intention to seek reimbursement of the legal fees and other costs relating to its solicitation if it is successful in becoming liquidating trustee. Typically, liquidating agents charge a fee for their services. We believe Millenium will likely seek from the Partnership such a liquidating fee given that Millenium has not stated otherwise in its proxy statement. The fee sought could be substantial. Meanwhile, Enstar Communications is not charging additional fees to the Partnership for its time and efforts to sell the assets of the Enstar partnerships.



     - Millenium's assertion in its consent solicitation that Enstar Communications could simply "change its mind at any time and abandon all attempts to sell the Partnership assets" is contrary to reason. Charter acquired the General Partner in November 1999 and determined to proceed with the sale of the cable television systems of the Enstar Partnerships provided fair and reasonable prices could be obtained. Enstar Communications has been actively engaged in selling activities both before and since November 1999 and has not taken any steps toward abandoning its selling efforts. To the contrary, the General Partner has achieved substantial progress toward its goal, having entered into a definitive sale agreements for cable systems of certain of the Enstar partnerships and commenced the review of a second round of bids on the remaining cable systems of the Enstar partnerships, including Enstar II-1. Neither the General Partner nor Charter have any reason or incentive to suddenly abandon their efforts to sell the Partnership's assets on fair and reasonable terms -- efforts in which they have been actively engaged for over six months.




RELATED PARTY TRANSACTIONS

     Enstar II-1 has a management agreement (the "Management Agreement") with Enstar Cable Corporation, a wholly owned subsidiary of the General Partner ("Enstar Cable"). Pursuant to the Management Agreement, Enstar Cable manages Enstar II-1's systems and provides all operational support for the activities of Enstar II-1. For these services, Enstar Cable receives a management fee equal to 5% of Enstar II-1's gross revenues (excluding revenues from the sale of cable television systems or franchises) calculated and paid monthly. In addition, Enstar II-1 reimburses Enstar Cable for operating expenses incurred by Enstar Cable in the day-to-day operation of Enstar II-1's cable systems.


     The Management Agreement also requires Enstar II-1 to indemnify Enstar Cable (including its officers, employees, agents and shareholders) against loss or expense, absent negligence or deliberate breach by Enstar Cable of the Management Agreement. The Management Agreement is terminable by Enstar II-1 upon 60 days written notice to Enstar Cable. Prior to November 12, 1999, Enstar Cable had engaged Falcon Communications, L.P., to provide management services for Enstar II-1. Enstar Cable paid Falcon Communications, L.P. a portion of the management fees it received in consideration of such services and reimbursed Falcon Communications for expenses incurred by Falcon Communications on its behalf.



     Since November 12, 1999, Enstar Cable, a Charter subsidiary, as successor-by-merger to Falcon Communications, L.P., has provided such services and received such payments. In addition, Enstar II-1 receives certain system operating management services from affiliates of Enstar Cable in lieu of directly employing personnel to perform such services. Enstar II-1 reimburses the affiliates for its allocable share of their operating costs. The General Partner also performs certain supervisory and administrative services for Enstar II-1, for which it is compensated. For the fiscal year ended December 31, 1999, Enstar Cable charged the Partnership management fees of approximately $160,000 and reimbursed expenses of approximately $335,700. The Partnership also reimbursed affiliates approximately $18,200 for system operating management services.



     In addition, programming services were purchased through Falcon Communications, L.P., and, subsequent to November 12, 1999, through Charter. The Partnership paid Charter and its predecessor in interest, Falcon Communications, L.P., approximately $780,800 for these programming services for fiscal year 1999.


NO APPRAISAL RIGHTS

     If unitholders owning at least a majority of the units on June 5, 2000, the record date set by Millenium in its proxy materials, vote in favor of Millenium's plan, such approval will bind all unitholders. The partnership agreement and the Georgia Revised Uniform Limited Partnership Act, under which Enstar II-1 is governed, do not give rights of appraisal or similar rights to unitholders who dissent from the vote of the majority in approving or disapproving Millenium's plan. Accordingly, dissenting unitholders do not have the right to have their units appraised and to have the value of their units paid to them because they disapprove of the action of a majority in interest of the unitholders.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     On June 5, 2000, the record date set by Millenium in connection with Millenium's consent solicitation, there were 26,936 units issued and outstanding and entitled to vote on matters upon which unitholders may vote or consent, which units were held by 960 unitholders. The General Partner and its affiliates do not own any of the units.


     As of June 30, 2000, the only persons known by the Partnership to own beneficially or that may be deemed to own beneficially more than 5% of the units of limited partnership interest were:


                                                              BENEFICIAL OWNERSHIP
NAME AND ADDRESS                                              ---------------------
OF BENEFICIAL OWNER                                            AMOUNT      PERCENT
-------------------                                           --------    ---------
Everest Cable Investors LLC.................................   1,504(1)      5.1%
  199 South Los Robles Ave.
  Suite 440
  Pasadena, CA 91101

---------------
(1) As reported to the Partnership by its transfer agent, Gemisys Corporation.

     The General Partner is a wholly-owned subsidiary of Charter Communications Holding Company, LLC. Charter Communications Holding Company, LLC, through a subsidiary, owns a 100% interest in CC VII. As of March 30, 2000, Charter Communications Holding Company, LLC was beneficially controlled by Paul G. Allen through his ownership and control of Charter Communications, Inc., Charter Investment, Inc. and Vulcan Cable III, Inc.

                   IDENTITY AND BACKGROUND OF CERTAIN PERSONS

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC


     Charter Communications Holding Company, LLC, is owned, in part, by Charter Communications, Inc. Charter Communications, Inc. is a publicly held company, having completed a $3.71 billion initial public offering in November 1999. Charter Communications Holding Company, LLC owns Enstar Communications Corporation, as well as the company that provides management services to the Enstar partnerships. Enstar Communications Corporation is the general partner of the 14 Enstar partnerships that own cable systems in various areas of the country. Charter has grown rapidly over the past five years, completing 34 acquisitions during this period, including 14 since January 1, 1999. As a result of its acquisition strategy, Charter is the fourth largest operator of cable television systems in the United States, serving approximately 6.2 million customers.


ENSTAR COMMUNICATIONS CORPORATION


     Enstar Communications is the corporate general partner of Enstar II-1. Enstar Communications is a Georgia corporation whose principal business is to engage in the cable/telecommunications business, both as a general partner of 14 limited partnerships formed to own and operate cable television systems, and through a wholly-owned operating subsidiary. As of December 31, 1999, the General Partner managed cable television systems serving approximately 80,000 basic subscribers, all of which are currently in various stages of being sold. The address of Enstar Communications' principal executive offices is 12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131.

     Set forth below is certain general information about the Directors and Executive Officers of the General Partner, each of whom holds a comparable position with Charter Communications, Inc.:



           NAME                                       POSITION
           ----                                       --------
Jerald L. Kent.............  Director, President and Chief Executive Officer
David Andersen.............  Senior Vice President -- Communications and Investor
                             Relations
David G. Barford...........  Senior Vice President of Operations -- Western Division
Mary Pat Blake.............  Senior Vice President -- Marketing and Programming
Eric A. Freesmeier.........  Senior Vice President -- Administration
Thomas R. Jokerst..........  Senior Vice President -- Advanced Technology Development
Kent D. Kalkwarf...........  Senior Vice President and Chief Financial Officer
Ralph G. Kelly.............  Senior Vice President -- Treasurer
David L. McCall............  Senior Vice President of Operations -- Eastern Division
John C. Pietri.............  Senior Vice President -- Engineering
Michael E. Riddle..........  Senior Vice President and Chief Information Officer
Steven A. Schumm...........  Executive Vice President, Assistant to the President
Curtis S. Shaw.............  Senior Vice President, General Counsel and Secretary
Steven E. Silva............  Senior Vice President -- Corporate Development and
                             Technology



     JERALD L. KENT, 43, Director, President and Chief Executive Officer. Mr. Kent co-founded Charter Communications Investment, Inc. in 1993. Mr. Kent was executive vice president and chief financial officer of Cencom Cable Associates, Inc. Mr. Kent, a certified public accountant, attained the position of tax manager with Arthur Andersen LLP. He is a member of the board of directors of High Speed Access Corp. Mr. Kent received a bachelor's degree and M.B.A. from Washington University.



     DAVID ANDERSEN, 52, Senior Vice President -- Communications and Investor Relations. Prior to joining Charter Communications, Inc. and Enstar Communications in May 2000, Mr. Andersen was Vice President of Communications for CNBC, a unit of NBC. Prior to that position, Mr. Andersen was Vice President of Public Affairs for Cox Communications, Inc., where he established the public relations department in 1982. Mr. Andersen holds numerous honors in the cable television industry and public relations field, including the Vanguard Award, the cable industry's highest honor, for his achievements in public relations. Mr. Andersen received a B.S. in journalism from the University of Kansas.



     DAVID G. BARFORD, 41, Senior Vice President of Operations -- Western Division. Prior to joining Charter Communications Investment, Inc. in 1995, Mr. Barford held various senior marketing and operating roles during nine years at Comcast Cable Communications, Inc. He received a B.A. from California State University, Fullerton, and an M.B.A. from National University.



     MARY PAT BLAKE, 44, Senior Vice President -- Marketing and Programming. Prior to joining Charter Communications Investment, Inc. in 1995, Ms. Blake was active in the emerging business sector and formed Blake Investments, Inc. in 1993. She has 18 years of experience with senior management responsibilities in marketing, sales, finance, systems, and general management. Ms. Blake received a B.S. from the University of Minnesota and an M.B.A. from the Harvard Business School.



     ERIC A. FREESMEIER, 46, Senior Vice President -- Administration. From 1986 until joining Charter Investment, Inc. in 1998, Mr. Freesmeier served in various executive management positions at Edison Brothers Stores, Inc. Earlier he held management and executive positions at Montgomery Ward. Mr. Freesmeier holds bachelor's degrees from the University of Iowa and a master's degree from Northwestern University's Kellogg Graduate School of Management.


     THOMAS R. JOKERST, 50, Senior Vice President -- Advanced Technology Development. Mr. Jokerst joined Charter Investment, Inc. in 1994. Previously he served as a vice president of Cable Television Laboratories and as a regional director of engineering for Continental Cablevision. He is a graduate of Ranken Technical Institute and of Southern Illinois University.

     KENT D. KALKWARF, 40, Senior Vice President and Chief Financial Officer. Prior to joining Charter Investment, Inc. in 1995, Mr. Kalkwarf was employed for 13 years by Arthur Andersen LLP where he attained the position of senior tax manager. He has extensive experience in cable, real estate, and international tax issues. Mr. Kalkwarf has a B.S. from Illinois Wesleyan University and is a certified public accountant.

     RALPH G. KELLY, 43, Senior Vice President -- Treasurer. Prior to joining Charter Investment, Inc. in 1993, Mr. Kelly was controller and then treasurer of Cencom Cable Associates. He left Charter in 1994, to become chief financial officer of CableMaxx, Inc., and returned in 1996. Mr. Kelly received his bachelor's degree in accounting from the University of Missouri -- Columbia and his M.B.A. from Saint Louis University.

     DAVID L. MCCALL, 44, Senior Vice President of Operations -- Eastern Division. Prior to joining Charter Investment, Inc. in 1995, Mr. McCall was associated with Crown Cable and its predecessor company, Cencom Cable Associates, Inc. from 1983 to 1994. Earlier he was system manager of Coaxial Cable Developers. Mr. McCall has served as a director of the South Carolina Cable Television Association for the past 10 years.

     JOHN C. PIETRI, 50, Senior Vice President -- Engineering. Prior to joining Charter Investment, Inc. in 1998, Mr. Pietri was with Marcus Cable for eight years, most recently serving as senior vice president and chief technical officer. Earlier he was in operations with West Marc Communications and Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.

     MICHAEL E. RIDDLE, 41, Senior Vice President and Chief Information Officer. Prior to joining Charter Investment, Inc. in 1999, Mr. Riddle was director, applied technologies of Cox Communications for four years. Prior to that, he held technical and management positions during four years at Southwestern Bell and its subsidiaries. Mr. Riddle attended Fort Hays State University.

     STEVEN A. SCHUMM, 47, Executive Vice President and Assistant to the President. Prior to joining Charter Investment, Inc. in 1998, Mr. Schumm was managing partner of the St. Louis office of Ernst & Young LLP, where he was a partner for 14 of 24 years. He served as one of 10 members of the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University.

     CURTIS S. SHAW, 51, Senior Vice President, General Counsel and Secretary. Prior to joining Charter Investment, Inc. in 1997, Mr. Shaw served as corporate counsel to NYNEX since 1988. He has over 25 years of experience as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. from Trinity College and a J.D. from Columbia University School of Law.

     STEVEN E. SILVA, 40, Senior Vice President -- Corporate Development and Technology. From 1983 until joining Charter Investment, Inc. in 1995, Mr. Silva served in various management positions at U.S. Computer Services, Inc. He is a member of the board of directors of High Speed Access Corp.

                               VOTING PROCEDURES

     The close of business on June 5, 2000 has been fixed by Millenium as the record date for determining the unitholders entitled to receive notice of Millenium's solicitation of consents and to vote on Millenium's plan. Consents of the unitholders will be solicited by Millenium until 11:59 p.m. EST on July 19, 2000, or until such date as unitholders holding at least a majority of the units consent, whichever occurs first (unless extended, in the discretion of Millenium). If unitholders owning a majority of the units on the record date vote to approve Millenium's plan, that approval will bind all unitholders. The consent card included in Millenium's proxy materials permits you to approve, disapprove or abstain with respect to Millenium's plan. If you sign and send in that consent card and do not indicate how you want to vote, your consent card will be treated as voting to approve Millenium's liquidation plan. If you fail to send in your consent card, it will have the same effect as a vote to disapprove Millenium's liquidation plan.

     The Partnership is not itself soliciting written consents at this time, no proxy card is enclosed with this statement of opposition and no meeting of unitholders will be held. The Partnership recommends that the

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limited partners either WITHHOLD THEIR VOTES or, if they prefer, VOTE TO
DISAPPROVE Millenium's plan to become the Partnership's liquidating trustee.


     If you have already voted, you may change your vote at any time before July 19, 2000 (unless such expirate date is extended by Millenium). You can do this in one of two ways. First, you can send to Millenium at Millenium Management, LLC, 199 South Los Robles Avenue, Suite 440, Pasadena, California 91101, a written notice dated later than your consent card stating that you would like to revoke or change your vote. Second, you can complete and submit to Millenium a new consent card dated later than your original consent card.


                             AVAILABLE INFORMATION


     This statement of opposition to Millenium's consent solicitation does not purport to be a complete description of all agreements and matters relating to the condition of Enstar II-1, Enstar II-1's assets and the transactions described herein. Enstar II-1's Annual Report on Form 10-K for the year ended December 31, 1999 and Quarterly Report on Form 10-Q for the period ended March 31, 2000, which provide additional information regarding Enstar II-1, are available for free from the Securities and Exchange Commission at www.sec.gov, or can be obtained from Enstar Communications free of charge. With respect to statements contained in this consent solicitation statement as to the content of any contract or other document filed as an exhibit to the Form 10-K or to any current report on Form 8-K filed by the registrant, each such statement is qualified in all respects by reference to such reports and the schedules thereto, which may be obtained without charge upon written request to Enstar Communications. To make a request for any of these publicly filed documents, you should write to Enstar Communications Corporation, 12444 Powerscourt Drive, Suite 100, St. Louis, Missouri 63131, Attention: Ms. Carol Wolf, Manager of Partnership Relations; or call (314) 543-2389.


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